Distribution Agreement

Calvert Investment Distributors, Inc.

Addendum to Schedule II

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Distribution Fee

Calvert World Values Fund, Inc.

  Calvert Emerging Markets Equity Fund

Class A

Class C

0.25%	0.75%

Addendum to Schedule III

Fees are expressed as a percentage of average annual daily net assets and are payable monthly.

Service Fee

Calvert World Values Fund, Inc.

  Calvert Emerging Markets Equity Fund

Class A

Class C

0.25%	0.25%

Date: September 28, 2012